Exhibit 99.1

K-TRON INTERNATIONAL, INC. Routes 55 & 553, PO Box 888 Pitman, NJ 08071-0888 (856) 589-0500 FAX (856) 582-7968 www.ktron.com E-mail: ktii@ktron.com

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
Tel: (856) 256-3311 E-mail: rremick@ktron.com
K-TRON ACQUIRES PREMIER PNEUMATICS, INC.
Pitman, New Jersey — October 5, 2006 — K-Tron International, Inc. (NASDAQ-KTII) today announced the acquisition of all of the stock of privately-held Premier Pneumatics, Inc. (“Premier”), a leading manufacturer of pneumatic conveying and bulk handling equipment for the North American market. The purchase price was $27.565 million, all of which was paid in cash, including a $2 million escrow. The purchase price is subject to adjustment based on Premier’s net working capital on the closing date.
Premier, which is based in Salina, Kansas, manufactures and markets a complete line of components for pneumatic conveying systems. Premier and its predecessors have been in the pneumatic conveying business for over 50 years, and the company is well-known for its Aerolock® rotary valve, Series II 2400 vacuum receiver, blower package and diverter valve product lines. Premier is also known for its engineered systems for rail car and truck unloading, as well as for its storage-to-production-line transfer systems which are used in the plastics, compounding, food and chemical industries. The company has a large installed base of systems, resulting in significant repeat business from established customers. For the trailing 12-month period ended August 31, 2006, Premier’s unaudited revenues were approximately $25.8 million.
Top operating management of Premier is expected to remain following the acquisition, including Mike Wedel, Vice President Sales and Marketing, Todd Smith, Vice President Engineering and Manufacturing, and Gary Lee, Vice President Finance. Kevin Bowen, Senior Vice President of K-Tron responsible for the K-Tron Process Group, will also serve as President of Premier.
Commenting on the acquisition, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “The acquisition of Premier significantly expands the scope of K-Tron’s activities in the pneumatic conveying business, which we entered in 1997, and in the solids feeding business where K-Tron has been a global leader for many years with its volumetric and gravimetric screw and belt feeders. The combination of these two market leaders will enable both K-Tron and Premier to offer their customers integrated pneumatic conveying and feeding systems with engineering, manufacturing, commissioning and after-sale services from a single source, something that is not widely available today. In addition, K-Tron’s extensive global network of wholly-owned subsidiaries and independent sales representatives is an ideal platform on which to expand Premier’s scope beyond the North American market.” Robert Korbelik, the previous owner and retiring President of Premier, added, “We view the fit of our Premier business with K-Tron as being ideal for our company and our employees since we are each a market leader and serve many of the same customers. I am also enthusiastic about the combination because both businesses are known for their high standards when it comes to product quality and customer satisfaction.”
While indicating that K-Tron does not intend to provide guidance to the market with respect to future earnings, Mr. Cloues said that he expects the acquisition to be accretive to earnings per share in the fourth quarter of 2006.
On a related matter, K-Tron also announced that on September 29, it and its U.S. subsidiaries entered into a Loan Agreement with Citizens Bank of Pennsylvania. This credit facility provides K-Tron and these subsidiaries until September 29, 2011 with a $50 million unsecured revolving line of credit. The $27.565 million purchase price for Premier was borrowed under this new facility, and the Company also borrowed $9.7 million thereunder to repay all of its other bank indebtedness, except for a mortgage note with a principal balance of $1.6 million.
K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland and the United Kingdom, and its equipment is sold throughout the world.
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This news release contains statements that are or may be deemed forward-looking relating to the acquisition of Premier, including the retention of top management of Premier, its and the Company’s future prospects and opportunities, including in foreign markets, Premier’s expected contribution to the Company’s fourth quarter 2006 earnings per share and related matters, which statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated or suggested by such forward-looking statements include the possibility of reduced demand for Premier’s equipment, the failure of bookings for new equipment and systems to be received as currently anticipated, and the possibility that future economic and business conditions will be less favorable than the Company currently expects. Recipients of this news release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained herein. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.

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